Exhibit 99.1
VSE Corporation Announces Third Quarter 2021 Results

ALEXANDRIA, VIRGINIA, October 27, 2021 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and maintenance, repair and overhaul (MRO) services for land, sea and air transportation assets for government and commercial markets, today announced results for the third quarter 2021.

THIRD QUARTER 2021 RESULTS
(As compared to the Third Quarter 2020)

▪Total Revenues of $200.6 million increased 21.2%
▪GAAP Net Income of $9.0 million increased 11.3%
▪Adjusted Net Income of $9.7 million increased 42.5%
▪Adjusted EBITDA of $21.4 million increased 18.7%

For the three months ended September 30, 2021, the Company reported total revenue of $200.6 million, versus $165.5 million for the same period of 2020. Excluding a non-recurring order for pandemic-related personal protective equipment (PPE) in the third quarter 2020, total revenue increased 26.6% on a year-over-year basis in the third quarter 2021, the highest quarterly revenue run-rate since the fourth quarter 2016. The Company reported adjusted net income of $9.7 million or $0.76 per adjusted diluted share, compared to $6.8 million or $0.62 per adjusted diluted share in the prior-year period.

Adjusted EBITDA increased to $21.4 million in the third quarter 2021, versus $18.0 million for the same period in 2020. The Company generated total free cash flow, as defined by operating cash flow less total capital expenditures, of $21.0 million in the third quarter 2021, versus $11.3 million in the same period of 2020.

Aviation segment revenue increased 101.9% on a year-over-year basis, driven by organic growth within both distribution and MRO markets, initial contributions from program implementation of recent contract wins, and market share gains within the business and general aviation (B&GA) market, supported by the acquisition of Global Parts Group completed in July 2021. Aviation distribution and MRO revenue increased 187% and 8%, respectively, in the third quarter 2021 versus the prior-year period, with distribution revenue currently above pre-pandemic levels.

Fleet segment revenue increased 6.4% on a year-over-year basis, excluding a non-recurring order for pandemic-related PPE fulfilled in the prior-year period. Fleet segment growth was driven by higher commercial fleet and e-commerce fulfillment sales, while U.S. Postal Service-related revenue was flat in the period.

Federal & Defense segment revenue increased 2.5% on a year-over-year basis, given contributions from the March 2021 acquisition of HAECO Special Services and recent contract wins.

STRATEGIC UPDATE

VSE continued to successfully execute on its multi-year business transformation and organic and inorganic growth plans during the third quarter. The management team remains focused on accelerating the business transformation through new business wins, product line and service expansion, execution on new program awards, and accretive bolt-on acquisitions supporting and accelerating the strategy.

Aviation segment's B&GA focus driving sustained revenue growth and margin expansion. During the past twelve months, VSE Aviation expanded its base of small and medium sized business jet customers from approximately 100 to more than 3,000 through a combination of new contract wins and complementary, bolt-on acquisitions. These actions have contributed to significant sustaining growth in Aviation segment revenue, together with opportunity for margin expansion. VSE Aviation expects to gain further traction in this market as both new and existing business jet customers leverage the full breadth of the Company’s combined repair and distribution capabilities.

Aviation segment executing multiple program implementations in support of new contract wins. On a year-to-date basis, VSE Aviation has announced more than $100 million of new annualized contract revenue from multi-year distribution agreements with leading global OEMs. During June 2021, VSE Aviation commenced implementation of a 15-year, $1 billion engine accessories distribution agreement in support of B&GA engine operators and maintenance providers located throughout the United States. To date, program implementation and revenue are in line with initial expectations.

Aviation segment continues to secure multi-year contract extensions with OEM customers. In October 2021, VSE Aviation announced a 5-year extension of an existing distribution agreement valued at approximately $125 million with a global aircraft engine manufacturer. Under the terms of the agreement, VSE Aviation will remain the distributor of new fuel control systems and associated spare parts to the B&GA and rotorcraft markets for this leading global OEM. The agreement, which was initially scheduled to terminate in 2024, has been extended through 2029 and builds on VSE Aviation’s multi-year pipeline of higher-value contractual revenue with both new and existing partners.

Fleet segment continues to generate strong revenue growth and diversification across commercial fleet and eCommerce fulfillment businesses. During a period of global supply chain disruption and part shortages, commercial fleets have increased their reliance on VSE's Wheeler Fleet Solutions subsidiary as a critical supplier of parts, including higher-margin private label brands. This dynamic, coupled with strong e-commerce demand, resulted in a 65.9% year-over-year increase in total Fleet segment commercial revenue during the third quarter 2021, as compared to the prior-year period. Commercial revenue represented 34.3% of total Fleet revenue in the third quarter 2021, versus 22.0% in the prior-year period when excluding the non-recurring PPE order, in line with the continued revenue diversification strategy.

Federal & Defense segment building funded backlog through new foreign military sales wins, contract extensions. In conjunction with a programmatic business development focus, Federal & Defense segment has expanded its bidding activity with both the U.S. armed forces and allied foreign militaries. These actions contributed to a 23% year-over-year increase in funded backlog during the third quarter 2021 and a strong qualified pipeline of new business opportunities.

MANAGEMENT COMMENTARY

“We continued to execute on our aftermarket distribution and MRO strategies during the third quarter, while positioning the business to generate above-market revenue growth in higher-margin, niche verticals that leverage our unique value proposition,” stated John Cuomo, President and CEO of VSE Corporation. “New contract wins, long-term program extensions, strong program execution, commercial e-commerce growth, together with contributions from recently completed acquisitions, have created a strong, recurring base of business driving continued growth and margin expansion opportunities for VSE.”

“Our Aviation segment had a strong third quarter, as revenue increased more than 100% versus the prior year period, while Adjusted EBITDA margins grew materially on both a sequential and year-over-year basis, driven by new program wins and improved demand across both our distribution and MRO businesses,” continued Cuomo. “In June, we commenced service under our 15-year, $1 billion engine accessories distribution agreement. This program is currently performing in line with our previously communicated forecasts, driven by strong B&GA customer demand and solid execution from the VSE Aviation team.”

“We remain committed to building upon existing, long-term customer relationships that align with our broader commercial strategy,” continued Cuomo. “In October, we announced VSE Aviation won a five-year extension to an existing distribution agreement valued at approximately $125 million with a global aircraft engine manufacturer. Our ability to both retain and expand upon decades-long partnerships that provide higher-value, multi-year contractual revenue streams is integral to the continued success of our long-term organic growth strategy.”

“Our Fleet segment generated strong revenue growth across commercial and e-commerce channels during the third quarter, serving as a reliable partner to customers during a period of global supply chain disruption,” continued Cuomo. “Fleet adjusted EBITDA margins increased 80 basis points sequentially. Within our Federal and Defense segment, revenue increased year-over-year on several new program awards and extensions, while funded backlog increased more than 20% versus the prior-year period. Our business development teams have built a strong qualified pipeline of high-margin, niche capability opportunities to support the future of this segment,” concluded Cuomo.

“VSE remains focused on improving profitability as we execute our strategic growth initiatives. Our EBITDA margin was 10.7% in the third quarter as the Aviation Segment margin rate grew to 10.0%, up 340 basis points versus the prior year period. VSE generated strong free cash flow in the third quarter of $21 million and ended the period with more than $117 million of liquidity,” stated Stephen Griffin, CFO of VSE Corporation. We remain focused on growing the business both organically and inorganically, and are pleased with the early progress made with the recently completed Global Parts acquisition. We continue to stay focused on achieving our net leverage target of 2.5x by year-end 2022 through meaningful growth in EBITDA as a result of the recent investments in working capital made throughout 2021.”

SEGMENT RESULTS

AVIATION
Distribution & MRO Services

VSE’s Aviation segment provides aftermarket MRO and distribution services to commercial, business and general aviation, cargo, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory MRO services, rotable exchange and supply chain services.

VSE Aviation segment revenue increased 101.9% year-over-year to $73.1 million in the third quarter 2021. The year-over-year revenue improvement was attributable to contributions from recently announced contract wins and market share gains, specifically within the B&GA markets, as well as contributions from the acquisition of Global Parts. The Aviation segment reported operating income of $3.7 million in the third quarter, compared to $1.6 million in the same period of 2020. Segment Adjusted EBITDA more than doubled on a year-over-year basis to $7.3 million in the third quarter 2021, versus $2.4 million in the prior-year period. Aviation segment Adjusted EBITDA margins were 10.0%, up 340 basis points versus the period year period as the aviation industry recovers and new programs materialize into incremental revenue.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services to the commercial aftermarket medium- and heavy-duty truck market, the United States Postal Service (USPS), and the United States Department of Defense. Core services include parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

VSE Fleet segment revenue increased 6.4% year-over-year to $60.3 million in the third quarter 2021, excluding a $7.1 million non-recurring order for pandemic-related PPE fulfilled in the prior-year period. Revenues from commercial customers increased 66% on a year-over-year basis, driven by growth in commercial fleet demand and the e-commerce fulfillment business. Segment Adjusted EBITDA declined 13.8% year-over-year in the third quarter 2021 to $7.7 million, given lower contributions from USPS-related business, but increased by $0.7 million on a sequential, quarter-over-quarter basis. Fleet segment Adjusted EBITDA margins grew to 12.8%, up 70 basis points versus the second quarter 2021 as the business continues to scale for commercial growth.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal & Defense segment provides aftermarket MRO and logistics services to improve operational readiness and extend the lifecycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT and data management services and energy consulting.

VSE Federal & Defense segment revenue increased 2.5% year-over-year to $67.2 million in the third quarter 2021, driven by contributions from the recent acquisition of HAECO Special Services, contract wins and successful recompetes. Segment Adjusted EBITDA declined 12.0% year-over-year to $6.5 million in the period, in line with previously communicated expectations, as a result of a favorable mix of fixed priced awards in the third quarter

2020. VSE Federal & Defense funded backlog increased 23.2% year-over-year to $218.0 million, as the business continues to execute and focus on higher margin, more technical services.

FINANCIAL RESOURCES AND LIQUIDITY

As of September 30, 2021, the Company had $116.5 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2024. The business generated $21.0 million of free cash flow in the quarter and, on a year-to-date basis, has invested more than $50 million in new programs, primarily within the Aviation segment to support long-term growth. As of September 30, 2021, VSE had total net debt outstanding of $294 million and $73.1 million of trailing-twelve months Adjusted EBITDA, which excludes full-year contributions from the recently completed HAECO Special Services and Global Parts acquisitions.

THIRD QUARTER RESULTS

(in thousands, except per share data)
	Three months ended September 30,			Nine months ended September 30,
	2021	2020	% Change	2021	2020	% Change
Revenues	$200,582	$165,505	21.2%	$540,675	$511,638	5.7%
Operating income	$13,892	$14,185	(2.1)%	$10,781	$2,009	436.6%
Net income (loss)	$9,021	$8,108	11.3%	$1,766	$(11,184)	(115.8)%
EPS (Diluted)	$0.71	$0.73	(2.7)%	$0.14	$(1.01)	(113.9)%

THIRD QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income (loss) for the three and nine months ended September 30, 2021 and September 30, 2020:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2021	2020	% Change	2021	2020	% Change
Revenues:
Aviation	$73,124	$36,218	101.9%	$165,010	$126,519	30.4%
Fleet	60,268	63,719	(5.4)%	173,072	188,145	(8.0)%
Federal & Defense	67,190	65,568	2.5%	202,593	196,974	2.9%
Total Revenues	$200,582	$165,505	21.2%	$540,675	$511,638	5.7%

Operating income (loss):
Aviation	$3,719	$1,586	134.5%	$(18,885)	$(34,680)	(45.5)%
Fleet	5,387	6,589	(18.2)%	15,128	20,509	(26.2)%
Federal & Defense	5,386	6,746	(20.2)%	17,410	18,441	(5.6)%
Corporate/unallocated expenses	(600)	(736)	(18.5)%	(2,872)	(2,261)	27.0%
Operating income	$13,892	$14,185	(2.1)%	$10,781	$2,009	436.6%

The Company reported $2.4 million and $7.6 million of total capital expenditures for three and nine months ended September 30, 2021, respectively.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures is included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income (Loss)

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net income (loss)	$9,021	$8,108	11.3%	$1,766	$(11,184)	(115.8)%
Adjustments to Net Income (Loss):
Acquisition and restructuring costs	876	—	—%	1,422	—	—%
Earn-out adjustment	—	(1,695)	—%	—	(3,095)	—%
Loss on sale of a business entity and certain assets	—	—	—%	—	8,214	—%
Gain on sale of property	—	—	—%	—	(1,108)	—%
Severance	—	—	—%	—	739	—%
Goodwill and intangible impairment	—	—	—%	—	33,734	—%
Executive transition costs	84	—	—%	905	—	—%
Inventory reserve	—	—	—%	24,420	—	—%
	9,981	6,413	55.6%	28,513	27,300	4.4%
Tax impact of adjusted items	(240)	423	—%	(5,838)	(4,043)	—%
Adjusted Net Income	$9,741	$6,836	42.5%	$22,675	$23,257	(2.5)%
Weighted Average Dilutive Shares	12,775	11,100	—%	12,573	11,028	—%
Adjusted EPS (Diluted)	$0.76	$0.62	22.6%	$1.80	$2.11	(14.7)%

Reconciliation of Consolidated EBITDA and Adjusted EBITDA to Net Income (Loss)

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net income (loss)	$9,021	$8,108	11.3%	$1,766	$(11,184)	(115.8)%
Interest Expense	2,780	3,530	(21.2)%	8,476	10,088	(16.0)%
Income Taxes	2,091	2,547	(17.9)%	539	3,105	(82.6)%
Amortization of Intangible Assets	4,921	4,158	18.4%	13,812	13,345	3.5%
Depreciation and Other Amortization	1,599	1,351	18.4%	4,383	4,103	6.8%
EBITDA	20,412	19,694	3.6%	28,976	19,457	48.9%
Acquisition and restructuring costs	876	—	—%	1,422	—	—%
Earn-out adjustment	—	(1,695)	—%	—	(3,095)	—%
Loss on sale of a business entity and certain assets	—	—	—%	—	8,214	—%
Gain on sale of property	—	—	—%	—	(1,108)	—%
Severance	—	—	—%	—	739	—%
Goodwill and intangible impairment	—	—	—%	—	33,734	—%
Executive transition costs	84	—	—%	905	—	—%
Inventory reserve	—	—	—%	24,420	—	—%
Adjusted EBITDA	$21,372	$17,999	18.7%	$55,723	$57,941	(3.8)%

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income (Loss)

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2021	2020	% Change	2021	2020	% Change
Aviation
Operating income (loss)	$3,719	$1,586	134.5%	$(18,885)	$(34,680)	(45.5)%
Depreciation and Amortization	3,062	2,493	22.8%	8,171	8,031	1.7%
EBITDA	6,781	4,079	66.2%	(10,714)	(26,649)	(59.8)%
Acquisition and restructuring costs	501	—	—%	501	—	—%
Earn-out adjustment	—	(1,695)	—%	—	(3,095)	—%
Loss on sale of a business entity and certain assets	—	—	—%	—	8,214	—%
Gain on sale of property	—	—	—%	—	(1,108)	—%
Severance	—	—	—%	—	382	—%
Goodwill and intangible asset impairment	—	—	—%	—	33,734	—%
Inventory reserve	—	—	—%	23,727	—	—%
Adjusted EBITDA	$7,282	$2,384	205.5%	$13,514	$11,478	17.7%

Fleet
Operating income	$5,387	$6,589	(18.2)%	$15,128	$20,509	(26.2)%
Depreciation and Amortization	2,345	2,378	(1.4)%	7,033	7,622	(7.7)%
EBITDA	$7,732	$8,967	(13.8)%	$22,161	$28,131	(21.2)%
Inventory reserve	—	—	—%	693	—	—%
Adjusted EBITDA	$7,732	$8,967	(13.8)%	$22,854	$28,131	(18.8)%

Federal & Defense
Operating income	$5,386	$6,746	(20.2)%	$17,410	$18,441	(5.6)%
Depreciation and Amortization	1,112	638	74.3%	2,991	2,026	47.6%
EBITDA	$6,498	$7,384	(12.0)%	$20,401	$20,467	(0.3)%
Severance	—	—	—%	—	112	—%
Adjusted EBITDA	$6,498	$7,384	(12.0)%	$20,401	$20,579	(0.9)%

Reconciliation of Operating Cash to Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$23,445	$12,427	$(30,523)	$35,235
Capital expenditures	(2,448)	(1,128)	(7,606)	(2,956)
Free cash flow	$20,997	$11,299	$(38,129)	$32,279

Reconciliation of Debt to Net Debt

	September 30,	December 31,
(in thousands)	2021	2020
Principal amount of debt	$296,584	$253,461
Debt issuance costs	(2,375)	(2,368)
Cash and cash equivalents	(383)	(378)
Net debt	$293,826	$250,715

The non-GAAP Financial Information set forth in this document is not calculated in accordance with GAAP under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, net debt and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs including any earn-out adjustments, loss on sale of a business entity and certain assets, gain on sale of property, other discrete items, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above. Net debt is defined as total debt less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures.

CONFERENCE CALL

A conference call will be held Thursday, October 28, 2021 at 8:30 A.M. EST to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	(877) 407-0789
International Live:	(201) 689-8562
Audio Webcast:	http://public.viavid.com/index.php?id=146747

To listen to a replay of the teleconference through November 11, 2021:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Replay PIN Number:	13723642

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include MRO services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission (SEC) on or about October 28, 2021 for more details on our third quarter 2021 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2020 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, such as the ongoing COVID-19 outbreak, the health and economic impact thereof, and the governmental, including federal contractor vaccine mandates, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the uncertainty surrounding the ongoing COVID-19 outbreak and the other factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Noel Ryan
(720) 778-2415
investors@vsecorp.com

VSE Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$383	$378
Receivables, net	76,495	55,471
Unbilled receivables, net	30,824	22,358
Inventories, net	314,705	253,422
Other current assets	37,454	23,328
Total current assets	459,861	354,957

Property and equipment, net	41,785	36,363
Intangible assets, net	117,041	103,595
Goodwill	240,826	238,126
Operating lease right-of-use asset	26,410	20,515
Other assets	27,015	26,525
Total assets	$912,938	$780,081

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$14,162	$20,379
Accounts payable	96,898	72,682
Accrued expenses and other current liabilities	54,492	45,172
Dividends payable	1,143	995
Total current liabilities	166,695	139,228

Long-term debt, less current portion	280,047	230,714
Deferred compensation	17,234	16,027
Long-term lease obligations under operating leases	26,700	22,815
Deferred tax liabilities	10,983	14,897
Other long-term liabilities	258	83
Total liabilities	501,917	423,764

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.05 per share, authorized 15,000,000 shares; issued and outstanding 12,704,165 and 11,055,037, respectively	635	553
Additional paid-in capital	87,322	31,870
Retained earnings	323,431	325,097
Accumulated other comprehensive loss	(367)	(1,203)
Total stockholders' equity	411,021	356,317
Total liabilities and stockholders' equity	$912,938	$780,081

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Loss
(in thousands except share and per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2021	2020	2021	2020
Revenues:
Products	$113,005	$80,942	$276,048	$243,031
Services	87,577	84,563	264,627	268,607
Total revenues	200,582	165,505	540,675	511,638

Costs and operating expenses:
Products	101,044	72,526	273,081	214,575
Services	79,916	73,751	241,104	238,441
Selling, general and administrative expenses	809	885	1,897	2,428
Amortization of intangible assets	4,921	4,158	13,812	13,345
Total costs and operating expenses	186,690	151,320	529,894	468,789

	13,892	14,185	10,781	42,849

Loss on sale of a business entity and certain assets	—	—	—	(8,214)
Gain on sale of property	—	—	—	1,108
Goodwill and intangible asset impairment	—	—	—	(33,734)

Operating income	13,892	14,185	10,781	2,009

Interest expense, net	2,780	3,530	8,476	10,088

Income (Loss) before income taxes	11,112	10,655	2,305	(8,079)

Provision for income taxes	2,091	2,547	539	3,105

Net income (loss)	$9,021	$8,108	$1,766	$(11,184)

Basic earnings (loss) per share	$0.71	$0.73	$0.14	$(1.01)

Basic weighted average shares outstanding	12,704,165	11,043,246	12,496,646	11,028,283

Diluted earnings (loss) per share	$0.71	$0.73	$0.14	$(1.01)

Diluted weighted average shares outstanding	12,774,636	11,100,356	12,573,076	11,028,283

Dividends declared per share	$0.09	$0.09	$0.27	$0.27

VSE Corporation and Subsidiaries

Unaudited Consolidated Statements of Cash Flows
(in thousands)

	For the nine months ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$1,766	$(11,184)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,996	18,213
Deferred taxes	(4,803)	(2,089)
Stock-based compensation	2,968	1,723
Inventory valuation adjustment	24,420	—
Loss on sale of a business entity and certain assets	—	8,214
Gain on sale of property and equipment	(48)	(928)
Goodwill and intangible asset impairment	—	33,734
Earn-out obligation fair value adjustment	—	(3,094)
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(9,321)	4,068
Unbilled receivables	(4,484)	15,099
Inventories	(66,518)	(27,566)
Other current assets and noncurrent assets	(18,912)	(2,119)
Accounts payable and deferred compensation	17,955	(3,290)
Accrued expenses and other current and noncurrent liabilities	7,458	4,454

Net cash (used in) provided by operating activities	(30,523)	35,235

Cash flows from investing activities:
Purchases of property and equipment	(7,606)	(2,956)
Proceeds from the sale of property and equipment	199	2,847
Collections on notes receivable	1,550	838
Proceeds from the sale of a business entity and certain assets	—	19,915
Earn-out obligation payments	(750)	—
Cash paid for acquisitions, net of cash acquired	(53,232)	—

Net cash (used in) provided by investing activities	(59,839)	20,644

Cash flows from financing activities:
Borrowings on loan agreement	394,079	340,679
Repayments on loan agreement	(350,956)	(360,794)
Proceeds from offerings of common stock, net of underwriters discounts and issuance costs	52,017	—
Earn-out obligation payments	—	(31,701)
Payment of debt financing costs	(808)	(636)
Payments of taxes for equity transactions	(681)	(635)
Dividends paid	(3,284)	(2,975)

Net cash provided by (used in) financing activities	90,367	(56,062)

Net decrease in cash and cash equivalents	5	(183)
Cash and cash equivalents at beginning of period	378	734
Cash and cash equivalents at end of period	$383	$551